UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

REYNOLDS AMERICAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Project Baseball Q&A

General

1.	What was announced today?

•	British American Tobacco p.l.c. (BAT) and Reynolds American Inc. (RAI) have reached an agreement for BAT to acquire the remaining 57.8% of RAI it does not already own.

•	The transaction has been unanimously recommended by the transaction committee of independent RAI directors established to evaluate the BAT offer, and by the boards of RAI and BAT.

2.	What are the terms of the agreement?

•	RAI shareholders will receive $29.44 in cash and a number of BAT American Depositary Shares (ADS) representing 0.5260 of a BAT ordinary share, currently worth $30.20 per share based on the BAT closing share prices as of Jan. 16, 2017, and the corresponding Dollar-Sterling exchange rate for each RAI share. The ADSs will trade on the New York Stock Exchange.

•	RAI shareholders will own approximately 19% of the combined company.

•	Based on BAT’s closing share prices on January 16, 2017, this implies a total current values of $59.64 per RAI share and a total current value of approximately $49 billion for the 57.8% of RAI not already owned by BAT and its subsidiaries.

•	Represents a premium of 26.4% over the closing price of RAI common stock on October 20, 2016 (the last day prior to BAT’s announcement of a proposal to merge with RAI).

•	New BAT shares will be issued in the form of NYSE-listed Level III ADS’s following registration under U.S. securities laws.

3.	Why agree to this transaction?

•	This combination creates a stronger, truly global tobacco and Next Generation Products (NGP) company that will combine the most talented people in the industry, and drive continued sustainable profit growth and returns long into the future.

•	The companies’ combined next-generation product development and R&D capabilities will create a world-class pipeline of vapor and tobacco-heating products.

•	The proposed transaction provides a significant, immediate premium to RAI shareholders as well as the potential for future upside through ownership in the combined company.

•	RAI employees and customers will also benefit from their association with a larger global company with strong growth potential.

4.	When will the transaction close?

•	We expect the transaction to close in the third quarter of this year.

•	The combination with RAI is contingent on:

•	BAT and RAI shareholder approval

•	Regulatory approvals

•	SEC registration

•	Other customary closing conditions

5.	Is the transaction subject to a shareholder vote?

•	Yes, shareholders of BAT and RAI must approve the transaction.

•	Special shareholder meetings will be held in the coming months.

Financial

6.	Why do you believe this is the best option for RAI shareholders?

•	We believe this is a unique opportunity to create significant value.

•	The transaction’s premiums and multiples are at the top of precedent transactions.

•	The stock consideration represented by American Depositary Shares provides an opportunity to participate in synergy realization and future upside from the combined company

7.	Does this deal appropriately value potential benefit from lower U.S. corporate tax rates?

•	We are aware of the proposals from the incoming administration regarding potential changes to future U.S. corporate tax policy

•	Many uncertainties still remain regarding any new tax policy, including whether it will be passed at all, when it would be implemented, what the actual tax rate reduction would be, and what potential offsets may be included

•	Potential tax changes were one of many considerations of the Transaction Committee and full RAI board and both have approved the transaction with BAT [interest rates, Hard Brexit, regulations, etc.]

•	Regarding potential future benefits from tax policy changes, the ADS stock component is an important element of consideration and provides for future upside from the combined company

8.	What are the tax implications from the transaction?

•	The transaction is expected to create a taxable event for RAI shareholders.

•	It is recommended to consult a tax advisor for information related to your specific situation.

9.	What’s next for Susan Cameron/Debra Crew?

•	Pending the closing of the transaction, Susan will remain as executive chairman and Debra will run the business as usual, preparing for the integration.

10.	What implications does this transaction have for RAI’s dividend program?

•	RAI will continue its existing dividend policy until the transaction closes

•	RAI shareholders have the opportunity for upside through retained ownership in the combined company.

•	Significant cash flows will enable BAT to maintain a strong investment grade credit rating.

•	BAT has advised us it will maintain its continued commitment to its progressive dividend policy with a payout ratio of a minimum of 65%.

11.	What are the conditions to close?

•	The transaction is contingent on BAT and RAI shareholder approval, as well as U.S. and Japanese anti-trust clearance along with certain other regulatory approvals and customary closing conditions.

•	We expect the transaction to close in the third quarter of this year.

12.	What does a Level III ADS mean? How is trading in these securities any different than ordinary NYSE listed common stock?

•	Foreign companies issuing Level II and Level III ADSs are mandated to fulfill all registration and reporting requirements imposed by the SEC. Level III ADSs can also raise capital through a public offering.

Strategy/Brand

13.	Why is this good for tobacco consumers?

•	Combined BAT/RAI offers adult tobacco consumers a diverse range of superior tobacco products across the world.

•	Leading global brands compete in emerging and developed markets, across the premium and value segments.

•	Combined next-generation products and R&D capabilities are expected deliver innovative products to meet evolving adult tobacco consumer preferences and enhance global competition.

•	Enhanced NGP capabilities to help drive consumer adoption of alternative tobacco products with the potential to reduce the harm caused by smoking.

14.	Why do you believe BAT is making this move?

•	Makes strategic and financial sense as the combination creates a stronger, truly global tobacco and Next Generation Products company to deliver sustained long-term profit growth and returns.

•	The new BAT to include:

•	Leading positions in the largest global profit pools (ex-China)

•	Significant presence in high growth emerging markets across South America, Africa, the Middle East and Asia.

•	Iconic tobacco brands including Camel, Newport, Pall Mall, Natural American Spirit, Dunhill, Kent, Lucky Strike and Rothmans.

•	Global leader in innovative next-generation tobacco products.

15.	How might this move impact your customers in the U.S.?

•	Customers will continue to benefit from high-quality tobacco and vapor products, and competitive trade programs offered by RAI operating companies.

•	BAT views the strength of our customer relationships as key components to its continued future success in the U.S.

•	BAT has advised us that it has no plans to make any significant changes to the current high-quality manufacturing facilities in North Carolina and Tennessee, nor to the Trade Marketing team.

•	BAT has advised us that it will continue to offer competitive U.S. trade programs.

16.	How will the transaction affect current wholesale/retail contracts?

•	There is no immediate impact or change to current contracts – it’s business as usual as progress is made for the anticipated close of the transaction in the third quarter of this year.

•	Trade marketing representatives will work closely with customers to keep them well informed as things move forward.

Employees/Community

17.	How will this affect current jobs at RAI and its operating companies/subsidiaries?

•	As evidenced by its $49 billion investment in acquiring the outstanding RAI shares not currently owned by BAT and its subsidiaries, BAT is clearly committed to the U.S. market and the opportunities it presents.

•	BAT is confident that not only will the great majority of jobs in the RAI family of companies be preserved following completion, but, in the future, as a stronger, combined organization, we believe there is a possibility of U.S. job growth and expansion.

•	From what they know today, BAT does not see the need to make material changes, post-completion, to the way RAI and its subsidiaries operate.

•	BAT has advised us that it has no plans to close or move the head office in Winston-Salem, nor make any significant changes to the current high-quality manufacturing facilities in North Carolina and Tennessee, nor to the Trade Marketing team.

•	BAT has advised us that it recognizes the importance and expertise of the employees of the RAI companies, the quality of their facilities and the strength of their customer network, and remains committed to the RAI companies’ U.S.-based workforce and manufacturing facilities.

•	The transaction will create new opportunities for employees in a larger, global company with strong growth potential.

•	It’s important to BAT that the combined company retain the best resources from within both companies and that opportunities are created for sharing both companies’ expertise and talent.

•	BAT is excited about the prospect of maximizing the value of the brand portfolios of both companies and will be looking for opportunities, where it makes sense, to expand the reach of key drive brands, presenting great opportunities for the employees of RAI and its subsidiaries.

18.	How will this affect RAI’s commitment to the communities where its employees live and work?

•	RAI and its operating companies/subsidiaries have a long and rich tradition of giving back to the community. That commitment will not change.

•	BAT has indicated that it is confident that not only will the great majority of jobs in the RAI family of companies be preserved following completion, but, in the future, as a stronger, combined organization, we believe there is a possibility of U.S. job growth and expansion.

•	BAT has advised us that it has no plans to close or move the head office in Winston-Salem, nor make any significant changes to the current high-quality manufacturing facilities in North Carolina and Tennessee, nor to the Trade Marketing team.

•	RAI will work closely with its employees, as well as with its business and community partners, to ensure that this transaction results in a stronger company and a stronger economic base for the region.

•	We will work closely with community leaders and representatives to keep them well-informed as things move forward.

•	BAT is known as an employer of choice in countries where it operates. I encourage you to review their sustainability reports on their web site to learn more about their commitments.

19.	Will there be layoffs?

•	BAT has advised us that it is confident that not only will the great majority of jobs in the RAI family of companies be preserved following completion, but, in the future, as a stronger, combined organization, we believe there is a possibility of U.S. job growth and expansion.

•	From what we know today, BAT does not see the need to make material changes, post-completion, to the way RAI and its subsidiaries operate.

•	BAT has advised us that it has no plans to close or move the head office in Winston-Salem, nor make any significant changes to the current high-quality manufacturing facilities in North Carolina and Tennessee, nor to the Trade Marketing team.

•	BAT recognizes the importance and expertise of the employees of the RAI companies, the quality of their facilities and the strength of their customer network, and remains committed to the RAI companies’ U.S.-based workforce and manufacturing facilities.

•	The transaction will create new opportunities for employees in a larger, global company with strong growth potential.

•	It’s important to BAT that the combined company retain the best resources from within both companies and that opportunities are created for sharing both companies’ expertise and talent.

•	BAT is excited about the prospect of maximizing the value of the brand portfolios of both companies and will be looking for opportunities, where it makes sense, to expand the reach of key drive brands, presenting great opportunities for the employees of RAI and its subsidiaries.

20.	Are there any potential conflicts between the two cultures?

•	RAI and BAT have highly complementary cultures, and we foresee no impediments to effectively integrating the two companies.

•	We are convinced that RAI employees will flourish as part of a global tobacco company with a portfolio of strong tobacco brands.

21.	What is the timing and schedule of the integration?

•	That will be determined in the weeks ahead.

Government/Regulatory

22.	Have BAT or RAI been in contact with the Trump administration regarding the transaction?

•	We understand that BAT has had no contact with the Trump administration.

•	We look forward to continuing a positive dialogue with the incoming administration.

23.	Does the Trump administration’s plan to reduce corporate tax rates factor into the rationale of this transaction and its price?

•	The transaction was driven by the opportunity to create a stronger, truly global tobacco and Next Generation Products (NGP) company well-positioned for long-term success with a strong portfolio of iconic brands across both profitable developed and high-growth developing markets.

24.	Does the Trump administration’s stance on foreign investment impact BAT’s ability to close the transaction?

•	This transaction is an investment in the U.S. and a recognition of its skilled workforce.

•	BAT recognizes the importance and expertise of the employees of the RAI companies, the quality of their facilities and the strength of their customer network, and remains committed to the RAI companies’ U.S.-based workforce and manufacturing facilities.

25.	How will the transaction impact U.S. jobs? What U.S. job commitments has BAT made?

•	BAT has advised us that it is confident that not only will the great majority of jobs in the RAI family of companies be preserved following completion, but, in the future, as a stronger, combined organization, we believe there is a possibility of U.S. job growth and expansion.

•	From what we know today, BAT does not see the need to make material changes, post-completion, to the way RAI and its subsidiaries operate.

•	BAT has advised us it has no plans to close or move the head office in Winston-Salem, nor make any significant changes to the current high-quality manufacturing facilities in North Carolina and Tennessee, nor to the Trade Marketing team.

•	BAT recognizes the importance and expertise of the employees of the RAI companies, the quality of their facilities and the strength of their customer network, and remains committed to the RAI companies’ U.S.-based workforce and manufacturing facilities.

•	The transaction will create new opportunities for employees in a larger, global company with strong growth potential.

•	It’s important to BAT that the combined company retain the best resources from within both companies and that opportunities are created for sharing both companies’ expertise and talent.

•	BAT is excited about the prospect of maximizing the value of the brand portfolios of both companies and will be looking for opportunities, where it makes sense, to expand the reach of key drive brands, presenting great opportunities for the employees of RAI and its subsidiaries.

26.	Will the transaction require any divestitures?

•	We expect that the transaction as currently structured will pass regulatory review.

27.	If there are no anti-trust issues, why did Reynolds American insist on a breakup fee?

•	It is a standard part of deal negotiations. We don’t believe anti-trust will be an impediment to the transaction close.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication that are not historical in nature, including financial estimates and statements as to regulatory approvals and the expected timing, completion and effects of the proposed transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this communication and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the proposed transaction, including future financial and operating results, financial forecasts or projections, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, and other statements that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “predict,” “possible,” “potential,” “could,” “should” and similar expressions. These statements regarding future events or the future performance or results of Reynolds American Inc. (“RAI”) and its subsidiaries or the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be consummated, or if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI or the combined company, respectively, are the following: the failure to obtain necessary shareholder approvals for the proposed transaction; the failure to obtain necessary regulatory or other approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the proposed transaction, result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on RAI or the combined company; the failure to satisfy required closing conditions or complete the proposed transaction in a timely manner or at all; the effect of restrictions placed on RAI’s and its subsidiaries’ business activities and the limitations put on RAI’s ability to pursue alternatives to the proposed transaction pursuant to the merger agreement; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the failure to realize projected synergies and other benefits from the proposed transaction; failure to promptly and effectively integrate RAI into British American Tobacco p.l.c. (“BAT”); the uncertainty of the value of the proposed transaction consideration that RAI shareholders will receive in the proposed transaction due to a fixed exchange ratio and a potential fluctuation in the market price of BAT common stock; the difference in rights provided to RAI shareholders under North Carolina law, the RAI articles of incorporation and the RAI bylaws, as compared to the rights RAI shareholders will obtain as BAT shareholders under the laws of England and Wales and BAT’s governing documents; the possibility of RAI’s and BAT’s directors and officers having interests in the proposed transaction that are different from, or in addition to, the interests of RAI shareholders generally; the effect of the announcement of the proposed transaction on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally; the incurrence of significant pre- and post-transaction related costs in connection with the proposed transaction; evolving legal, regulatory and tax regimes; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Discussions of additional risks, contingencies and uncertainties are contained in RAI’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as provided by federal securities laws, RAI is not under any obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed transaction involving RAI and BAT. In connection with the proposed transaction, BAT will file with the SEC a registration statement on Form F-4 that will include the proxy statement of RAI that also constitutes a prospectus of BAT. RAI plans to mail the definitive proxy statement/prospectus to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR

ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAT, RAI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI and BAT through the SEC’s web site at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI, when available, by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com, and will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by BAT, when available, by contacting BAT Investor Relations at batir@bat.com or by calling +44 (0) 20 7845 1000 or at BAT’S website at www.bat.com.

RAI, BAT and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from RAI shareholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from RAI shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated March 23, 2016, as supplemented, which are filed with the SEC. Information regarding BAT’s directors and executive officers is contained in BAT’s Annual Reports, which may be obtained free of charge from BAT’s website at www.bat.com.

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.